Exhibit 99.2

Poniard Pharmaceuticals Files Investigational New Drug

Application for Oral Formulation of Picoplatin

South San Francisco, Calif. (February 13, 2007) — Poniard Pharmaceuticals, Inc. (NASDAQ: PARD), a biopharmaceutical company focused on oncology, today announced that it has filed an Investigational New Drug (IND) application with the U.S. Food and Drug Administration (FDA) for an oral formulation of picoplatin.  Following FDA review, the Company intends to initiate a Phase 1 clinical trial of oral picoplatin.

“We believe that oral picoplatin has significant potential for use in combination with other oral chemotherapies and targeted therapies, including in a refractory setting following relapse from first-line therapies, due to its convenience and potential to overcome platinum resistance,” said Jerry McMahon, Ph.D., chairman, president and CEO of Poniard.  “We are excited about the prospect of moving oral picoplatin forward for clinical development, as we believe that the current broad use of platinum-based chemotherapeutics supports both improved intravenous and oral platinum therapies for use in different cancer treatment settings and applications.”

In preclinical studies, picoplatin has been shown to have up to 40 percent oral bioavailability and a higher therapeutic index and efficacy against platinum-sensitive and -resistant tumor variants than currently marketed platinum-based therapeutics.

About Picoplatin

Picoplatin, the Company’s lead product candidate, is a new generation platinum therapy with an improved safety profile.  It is designed to overcome and prevent platinum resistance associated with chemotherapy in solid tumors.  Poniard is evaluating intravenous picoplatin in an ongoing Phase 2 clinical trial in small cell lung cancer (SCLC) and in Phase 1/2 clinical trials in colorectal and hormone-refractory prostate cancers.  The Company plans to initiate the pivotal Phase 3 SPEAR (Study of Picoplatin Efficacy After Relapse) trial of intravenous picoplatin for the treatment of SCLC in the first half of 2007.

Poniard received orphan drug designation from the FDA in November 2005 for picoplatin for the treatment of SCLC and entered into a Special Protocol Assessment (SPA) agreement with the FDA in January 2007 for the SPEAR trial.

About Poniard Pharmaceuticals

Poniard Pharmaceuticals, Inc. is a biopharmaceutical company focused on the discovery, development and commercialization of innovative oncology products to impact the lives of people with cancer.  Picoplatin, the Company’s lead product candidate, is a new generation platinum therapy with an improved safety profile.  Picoplatin is designed to overcome and prevent platinum resistance associated with chemotherapy in solid tumors.  Picoplatin is currently being studied in clinical trials for the treatment of small cell lung, colorectal and hormone-refractory prostate cancers.  As part of the Company’s strategic goal of building a diverse oncology pipeline, the Company is collaborating with The Scripps Research Institute on the discovery of novel, small-molecule, multi-targeted protein kinase inhibitors.  For additional information please visit www.poniard.com.

This release contains forward-looking statements, including statements regarding the Company’s business objectives and strategic goals, drug development plans, results of clinical trials and the potential safety and efficacy of its products in development. The Company’s actual results may differ materially from those indicated in these forward-looking statements based on a number of factors, including risks and uncertainties associated with the Company’s research and development activities; the results of pre-clinical and clinical testing; the receipt and timing of required regulatory approvals; the Company’s anticipated operating losses, need for future capital and ability to obtain future funding; competition from third parties; the Company’s ability to preserve and protect intellectual property rights; the Company’s dependence on third-party manufacturers and suppliers; the Company’s lack of sales and marketing experience; the Company’s ability to attract and retain key personnel; changes in technology, government regulation and general market conditions; and the risks and uncertainties described in the Company’s current and periodic reports filed with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year ended December 31,2005, and its Quarterly Report on Form 10-Q for the period ended September 30, 2006.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release.  The Company undertakes no obligation to update any forward-looking statement to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

© 2007 Poniard Pharmaceuticals, Inc.  All Rights Reserved.

Poniard and Poniard Pharmaceuticals are trademarks of Poniard Pharmaceuticals, Inc.

For Further Information:

Julie Rathbun

Poniard Pharmaceuticals

Corporate Communications

7000 Shoreline Court, Suite 270

South San Francisco, CA  94080

206-286-2517

jrathbun@poniard.com

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